SUBSCRIPTION AGREEMENT FOR COMMON SHARES

TO: Minaro Corp. (the "Corporation")

The undersigned (the "Subscriber") hereby irrevocably subscribes for and agrees to purchase the number of Common Shares (the "Common Shares") of the Corporation set forth below, for the aggregate subscription price set forth below (the "Aggregate Subscription Price"), representing a subscription price of $0.02 per Common Share.

Date: ___________________ Number of Common Shares:___________________ Aggregate Subscription Price: $_________________

The undersigned acknowledges that he has received a copy of the prospectus of the Company, dated _____________________, 201__ filed with the Securities and Exchange Commission ("Prospectus") with respect to the offer and sale of the shares of stock being purchased. The undersigned is not relying on the Company or its affiliates with respect to economic considerations involved in this investment, but has relied solely on its own advisors.

The undersigned further acknowledges that although the shares of common stock being purchased from the Company are registered securities under the U.S. Securities Act of 1933, as amended, there may be restrictions on the resale of the shares imposed by the particular state law where the undersigned resides or in a jurisdiction outside of the United States. Accordingly, the undersigned will not offer to sell or sell the Shares in any jurisdiction unless the undersigned obtains all required consents, if any.

(Name of Subscriber) By: _______________________________________	(Authorized Signature) _____________________________

(Subscriber's Address)

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(Director Signature)

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